PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)          REGISTRATION NO. 333-96069



                     [HOLDERS INTERNET INFRASTRUCTURE LOGO]



                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:


                                                                                                   Primary
                                                                                                   Trading
                             Name of Company                        Ticker      Share Amounts       Market
                             ---------------                        ------      -------------       ------
           Akamai Technologies Inc.                                  AKAM               3          NASDAQ
           BEA Systems, Inc.                                         BEAS              10          NASDAQ
           BroadVision, Inc.                                         BVSN               1          NASDAQ
           E.piphany, Inc.                                           EPNY             1.5          NASDAQ
           InfoSpace, Inc.                                           INSP             0.8          NASDAQ
           InterNAP Network Services Corporation                     INAP               5          NASDAQ
           Kana Software, Inc.                                       KANA             0.2          NASDAQ
           NaviSite, Inc.                                            NAVI           .1333          NASDAQ
           Openwave Systems Inc.(1)                                  OPWVD       1.073667          NASDAQ
           Portal Software, Inc.(2)                                  PRSF             1.2          NASDAQ
           RealNetworks, Inc.                                        RNWK               6          NASDAQ
           VeriSign, Inc.                                            VRSN            6.15          NASDAQ
           Vignette Corporation                                      VIGN               6          NASDAQ
           Vitria Technology, Inc.                                   VITR               1          NASDAQ

           ---------------------------
           (1) Openwave Systems Inc. announced a 1-for-3 reverse stock split on its common stock effective as of October 22, 2003. As of October 24, 2003 the share amount of Openwave Systems Inc. represented by a round lot of 100 Internet Infrastructure HOLDRS is 1.073667.

           (2) Portal Software Inc. announced a 1-for-5 reverse stock split on its common stock effective as of September 29, 2003. As of October 1, 2003 the share amount of Portal Software Inc. represented by a round lot of 100 Internet Infrastructure HOLDRS is 1.2.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions

          The date of this prospectus supplement is December 31, 2003.